                                 SCHEDULE 14A
                    Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

  Filed by the Registrant [x ]
  Filed by a Party other than the Registrant [  ]
  Check the appropriate box:
  [ ]  Preliminary Proxy Statement
  [ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  [X]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting material pursuant to 240.14a-11(c) or 240.14a-12


                            LIFE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                C. Eric Winzer
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [X]  No fee required.
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
  (2)  Aggregate number of securities to which transactions applies:
--------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
  (4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
  (5)  Total fee paid:

  [ ]  Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:
       ----------------------------

--------------------------------------------------------------------------------
       (2)  Form, Schedule or Registration Statement No.:
       --------------------------------------------------

--------------------------------------------------------------------------------
       (3)  Filing Party:
       ------------------

--------------------------------------------------------------------------------
       (4)  Date Filed:
       ----------------

--------------------------------------------------------------------------------

                            LIFE TECHNOLOGIES, INC.
                           9800 Medical Center Drive
                           Rockville, Maryland 20850

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                   April 6, 1999

     The Annual Meeting of Stockholders of Life Technologies, Inc. (the "Company") will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, 10022, on Tuesday, May 4, 1999, at 10:00 A.M., local time, for the following purposes:

(1)  To elect three directors;

(2) To ratify the selection by the Company's Board of Directors of the firm of PricewaterhouseCoopers LLP as auditors of the Company for fiscal year 1999; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 12, 1999, are entitled to notice of and to vote at the meeting or any adjournment thereof.

                      By Order of the Board of Directors,


                                C. Eric Winzer
                              Assistant Secretary


     You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please indicate your votes on the enclosed proxy and date, sign and return it in the postage-prepaid envelope provided for your use. You may still vote in person if you attend the meeting.


                       [LOGO OF LIFE TECHNOLOGIES, INC.]

                            LIFE TECHNOLOGIES, INC.
                           9800 Medical Center Drive
                          Rockville,  Maryland 20850
                                 April 6, 1999

                               PROXY STATEMENT

                              GENERAL INFORMATION


Proxy Solicitation

          This proxy statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Life Technologies, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 4, 1999, or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

          Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about April 6, 1999, and will be solicited chiefly by mail; however, certain employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy material to the beneficial owners of Common Stock of the Company. The Company has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, to assist in distributing proxies, for which they will be paid a fee of $2,000.00, plus handling, postage and out-of-pocket expenses.

Revocability and Voting of Proxy

          A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve the Proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the Annual Meeting. A person giving the accompanying proxy has the power to revoke it at any time before the voting.

Record Date and Voting Rights

          Only stockholders of record at the close of business on March 12, 1999, are entitled to vote at the Annual Meeting or any and all adjournments thereof. On March 12, 1999, there were 24,944,867 shares of Common Stock outstanding; each such share being entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting is discussed under each item.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

          The following table sets forth information as of January 1, 1999, (except as otherwise noted below) regarding the beneficial ownership of Common Stock of the Company of (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors, nominees and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission (the "SEC") and includes shares of Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

                                           Amount and Nature of
Name and Address of                        Beneficial Ownership         Percentage of
Beneficial Owner                             of Common Stock            Common Stock
-------------------------------------------------------------------------------------
Dexter Corporation                          17,815,851 shares (1)              71.4%
One Elm Street
Windsor Locks, CT 06096

The 13D Group                                6,228,180 shares (2)              24.9%
c/o ISP Management Company, Inc.
1361 Alps Road
Wayne, New Jersey  07470

Thomas H. Adams, Ph.D.                           8,033 shares (3)                 *
Bruce H. Beatt                                     ---
Kathleen Burdett                                   ---
R. Barry Gettins, Ph.D.                            ---
Peter G. Kelly                                     150 shares                     *
J. Stark Thompson, Ph.D.                           150 shares (4)                 *
K. Grahame Walker                                  ---
George M. Whitesides, Ph.D.                        150 shares                     *
Thomas M. Coutts                                   ---
Joseph C. Stokes, Jr.                              ---
John V. Cooper                                     ---
Brian D. Graves                                    ---

All directors, nominees and executive            8,483 shares                     *
officers as a group (15 persons)

                                [Notes Follow]

                                    Notes:
   *  Less than 1.0%.

  (1) Excludes 27,887, 49,522, 54,036, 6,036, 196,675 and 3,743 shares of common stock of Dexter Corporation ("Dexter"), an affiliate of the Company, beneficially owned by Mr. Beatt, Ms. Burdett, Dr. Gettins, Mr. Kelly, Mr. Walker and Dr. Whitesides, respectively, constituting an aggregate of approximately 1.45% of the outstanding shares of Dexter, as of January 1, 1999. The shares of Dexter beneficially owned by Mr. Beatt, Ms. Burdett, Dr. Gettins and Mr. Walker include 10,834, 14,667, 33,000 and 83,500 shares, respectively, which they may acquire within 60 days upon the exercise of stock options.

  (2) This figure is based on information set forth in Amendment No. 4 to a
      Schedule 13D, dated December 23, 1998, filed with the SEC, which filing indicates that the following persons are part of the 13D Group and beneficially own and have sole or shared voting and dispositive power as to the number of shares indicated next to the person's name in the table below:

                                                                                  Sole        Shared
                                        Beneficial  Sole Voting     Shared     Dispositive  Dispositive
Name                                    Ownership      Power     Voting Power     Power        Power
----                                    ----------  -----------  ------------  -----------  -----------
ISP Opco Holdings, Inc.                  3,384,600            0     3,384,600            0    3,384,600
ISP Investments Inc.                     3,384,600    2,932,600       452,000    2,932,600      452,000
ISP Ireland                                452,000      452,000             0      452,000            0
International Specialty Products Inc.    3,506,270      121,670     3,384,600      121,670    3,384,600
Samuel J. Heyman                         3,506,270            0     3,506,270            0    3,506,270
Bear, Stearns & Co., Inc.                  417,615      325,615        92,000      325,615       92,000
Frederick R. Adler Intangible Asset
 Management Trust                          713,395      713,395             0      713,395            0
The Cohen Revocable Trust                  397,100      397,100             0      397,100            0
A. Chang                                   135,500      135,500             0      135,500            0
York Capital Management, L.P.               78,700       78,700             0       78,700            0
Dinan Management, L.L.C.                    78,700            0        78,700            0       78,700

                                                                                          Sole        Shared
                                                Beneficial  Sole Voting     Shared     Dispositive  Dispositive
Name                                            Ownership      Power     Voting Power     Power        Power
----                                            ----------  -----------  ------------  -----------  -----------
JGD Management Corp.                                23,100       23,100             0       23,100            0
York Investment Limited                            129,600      129,600             0      129,600            0
Dinan Management Corporation                       129,600            0       129,600            0      129,600
James G. Dinan                                     231,400            0       231,400            0      231,400
Idoya Partners                                     405,000            0       405,000            0      405,000
Prescott Associates                                331,650            0       331,650            0      331,650
Prescott International Partners, L.P.               19,950            0        19,950            0       19,950
Jack McKenzie Trust UA Dated 4/12/92                   150          150             0          150            0
Leo Carroll Wolfensohn Trust UA Dated 3/9/94           150          150             0          150            0
Thomas W. Smith                                    826,900       70,300       756,600       70,300      756,600
Thomas N. Tryforos                                 756,600            0       756,600            0      756,600

          Each of the foregoing persons generally disclaims beneficial ownership of the shares owned by the other persons. The filing indicates that the foregoing persons (other than ISP Ireland) are parties to one or both agreements dated November 25, 1998, and December 18, 1998, pursuant to which, among other things, the parties thereto agreed for a period of six months (i) not to sell or otherwise dispose of any shares of Common Stock of the Company unless all of the parties (subject to limited exceptions) mutually agree (or, in the case of Bear, Stearns, sell shares which would reduce its ownership to below 300,000 shares); provided that certain persons may sell or otherwise transfer shares among themselves, and (ii) not to enter into any other contract, arrangement, understanding or relationship with any other persons with respect to any equity security of the Company without the written consent of the other parties (subject to limited exceptions).

(3) Includes 6,750 shares of Common Stock which Dr. Adams may acquire upon the exercise of stock options.

(4) Consists of 150 shares of Common Stock owned by Dr. Thompson's wife, of which Dr. Thompson may be deemed to be beneficial owner. Dr. Thompson disclaims beneficial ownership of these 150 shares.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

          The Company's Certificate of Incorporation provides for three classes of directors, each class to consist of not more than five nor fewer than three directors, with the term of one class expiring at each annual meeting of stockholders. The number of directors in each class is determined by the vote of at least 75% of the directors.

          The Company's Board of Directors currently consists of nine members. The Board of Directors has determined that the total number of directors of the Company shall be nine, with three in the class whose term will expire in 2000, three in the class whose term will expire in 2001, and three in the class whose term will expire in 2002. At the Annual Meeting, three directors are to be elected for terms expiring in 2002.

          Unless otherwise specified, the enclosed proxy will be voted for the election of Thomas H. Adams, Ph.D., R. Barry Gettins, Ph.D. and Joseph C. Stokes, Jr. to serve until the 2002 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Dr. Adams, Dr. Gettins and Mr. Stokes are currently directors of the Company. All nominees have consented to be named and have indicated their intent to serve if elected. If for any reason at the time of the Annual Meeting any nominee should be unable to serve as a director, a contingency which the Board of Directors does not expect to occur, discretionary authority is reserved to vote for a substitute.

          The following information relates to the nominees listed above and to the other directors of the Company whose terms of office will extend beyond the Annual Meeting.

                                   Nominees
Term Expiring in 2002:



                                                  Principal Occupation During the Past
Name                         Age  Director Since  Five Years and Other Directorships
----                         ---  --------------  ------------------------------------
Thomas H. Adams, Ph.D.        56  April 1992      Chairman and CEO of Leucadia
(2)                                               Technologies (biotechnology
                                                  company). Chairman emeritus
                                                  of Genta Incorporated
                                                  (biotechnology company) and
                                                  previously chairman of the
                                                  board and chief executive
                                                  officer of Genta from 1989 to
                                                  1997. He previously served as
                                                  chairman of the board and
                                                  chief executive officer of
                                                  Gen-Probe Incorporated
                                                  (biotechnology company) which
                                                  he co-founded in 1984.  Dr.
                                                  Adams is a director of  La
                                                  Jolla Pharmaceuticals, Inc.

R. Barry Gettins, Ph.D.       57  February 1999   Retired December 1998 as
(1)                                               senior vice president,
                                                  operations and technology
                                                  development, of Dexter
                                                  (specialty materials
                                                  company).  Prior to that, he
                                                  served in various senior
                                                  management capacities at
                                                  Dexter for 24 years.

Joseph C. Stokes, Jr.         51  February 1999   Senior vice president and
                                                  chief financial officer,
                                                  secretary and treasurer of
                                                  the Company from March 1,
                                                  1989 through March 31, 1999.

                                Other Directors

Term Expiring in 2001



                                                  Principal Occupation During the Past
Name                         Age  Director Since  Five Years and Other Directorships
----                         ---  --------------  ------------------------------------
Kathleen Burdett              43  April 1995      Vice president and chief
(1)(2)(3)                                         financial officer of Dexter
                                                  since January 1995. She
                                                  previously served as vice
                                                  president and controller of
                                                  Dexter since 1989.

George M. Whitesides, Ph.D.   59  April 1998      Mallinckrodt Professor of
                                                  Chemistry of Harvard
                                                  University. He has been a
                                                  professor in the Department of
                                                  Chemistry of Harvard
                                                  University since 1982. He
                                                  received his Ph.D. in
                                                  chemistry from the California
                                                  Institute of Technology and
                                                  taught for nineteen years
                                                  (1963-1982) at MIT. He is a
                                                  member of the National Academy
                                                  of Sciences and the American
                                                  Academy of Arts and Sciences.
                                                  He is a director of Advanced
                                                  Magnetics, Inc. (medical
                                                  diagnostic products), Dexter
                                                  and Geltex, Inc. (physical
                                                  research).

J. Stark Thompson, Ph.D.      57  September 1988  President and chief executive
(3)                                               officer of the Company since
                                                  1988. Prior to joining the
                                                  Company he was with E.I.
                                                  DuPont de Nemours & Company
                                                  ("DuPont") for 21 years.

Term Expiring in 2000



                                                  Principal Occupation During the Past
Name                         Age  Director Since  Five Years and Other Directorships
----                         ---  --------------  ------------------------------------
Bruce H. Beatt                46  April 1997      Vice president, general
(1)                                               counsel and secretary of
                                                  Dexter since 1992.

Peter G. Kelly                61  August 1998     Chairman of Updike, Kelly &
(1)                                               Spellacy, P.C. (attorneys)
                                                  since prior to 1993.  Mr.
                                                  Kelly also serves as Chairman
                                                  of Meridian Worldwide L.L.C.
                                                  and Meridian Americas L.L.C
                                                  (public affairs),  Chairman
                                                  of PBN Corporation (public
                                                  relations) and Chairman of
                                                  the Advisory Council of CIS
                                                  Strategies (government
                                                  affairs).  Mr. Kelly is a
                                                  director of Dexter and
                                                  Phillips Screw Company
                                                  (manufacturing).

K. Grahame Walker             61  April 1989      Chairman of the Company since
(2)(3)                                            1993.  He has been chairman
                                                  and chief executive officer
                                                  of Dexter since April 1993.
                                                  He was president and chief
                                                  executive officer of Dexter
                                                  since December 1989.  From
                                                  April 1988 to December 1989,
                                                  he was president and chief
                                                  operating officer of Dexter.
                                                  Mr. Walker is a director of
                                                  Dexter.

--------------------------------------------------------------------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation and Organization Committee.
(3)  Member of the Executive Committee.

          Effective November 3, 1998, two directors of the Company, Frank E. Samuel, Jr. and Iain C. Wylie, resigned as members of the Company's Board of Directors. Messrs. Samuel and Wylie were two of the three members of the special committee of independent directors which was formed to evaluate Dexter's July 7, 1998 proposal to acquire all of the shares of Common Stock of the Company not owned by Dexter at a price of $37.00 per share in cash. In statements to the Company's Board of Directors submitted in connection with their resignations, Messrs. Samuel and Wylie indicated that they believed they were unable to fulfill their obligation to the Company's public stockholders in light of the disbandment of the special committee and also noted their views of Dexter's actions in connection with Dexter's proposal as a reason for their resignation.

          Copies of the letters of resignation (including attachments) and the Company's press release filed in connection with receipt of the resignations are contained in the Company's Current Report on Form 8-K, dated November 3, 1998, which is on file with the SEC.

          The Board of Directors of the Company held nine meetings in 1998. The Board has an Executive Committee, a Compensation and Organization Committee and an Audit Committee. It has no nominating committee.

          The Executive Committee currently is composed of three members, Dr. Thompson, chairman, Ms. Burdett, and Mr. Walker. Subject to certain limitations prescribed by law, by the Company's certificate of incorporation and by-laws and by resolutions of the Board, the Executive Committee has and may execute when the Board is not in session all the powers of the Board. The Executive Committee did not meet in 1998.

          The Compensation and Organization Committee currently is composed of three members, Mr. Walker, chairman, Dr. Adams and Ms. Burdett. This committee monitors the Company's compensation policy, with particular emphasis on retirement and officer remuneration matters. It recommends to the Board of Directors the compensation for the Company's key employees. The committee held two meetings in 1998.

          The Audit Committee currently is composed of four members, Ms. Burdett, chairman, Mr. Beatt, Dr. Gettins and Mr. Kelly. Its meetings include, as a matter of course, private sessions with the Company's independent certified public accountants. The Audit Committee recommends to the Board the selection of independent auditors and is charged with reviewing the scope and quality of audit and quarterly reviews performed by the independent auditors as well as other services provided by the independent auditors to the Company. The Audit Committee monitors the Company's policy on ethics and business conduct, the integrity of officers, accounting policies and internal controls and the quality of published financial statements. The committee held one meeting in 1998.

          In 1998 each incumbent director attended at least 75% of the aggregate meetings of the Board held during his or her term as a director and of the committees on which he or she served.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

          Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of all
Section 16(a) forms furnished to the Company and written representations from the Company's executive officers, directors and greater than ten percent beneficial owners, the Company believes that during fiscal year 1998 all its directors, executive officers and holders of more than ten percent of the Company's Common Stock complied with all filing requirements of Section 16(a) of the Exchange Act, except for Brian D. Graves, an officer of the Company, who did not report timely one sale of shares of Common Stock of the Company that occurred in December 1998; Timothy E. Pierce, an officer of the Company, who did not report timely one sale of shares of Common Stock of the Company that occurred in November 1998; and Bruce H. Beatt, Kathleen Burdett and K. Grahame Walker, directors of the Company, who each did not report timely one sale of shares of Common Stock of the Company that occurred in December 1998.

Vote Required

          The three nominees receiving the highest number of affirmative votes of the shares of Common Stock present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

          THE BOARD OF DIRECTORS DEEMS ELECTION OF THE DIRECTOR NOMINEES NAMED IN "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" SUCH NOMINEES.

                            EXECUTIVE COMPENSATION

          The following table sets forth information concerning the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during such period.

                          SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                                                          Compensation
                                           Annual Compensation               Awards
                               -----------------------------------------  ------------
                                                                           Securities
Name and                                                                   Underlying      All Other
Principal Position                    Year           Salary     Bonus       Options     Compensation/(1)/
-----------------------------  -------------------  --------  ----------  ------------  -----------------
J. Stark Thompson, Ph.D.              1998          $459,250    $281,918          ----             $4,593
President, Chief Executive            1997           433,750     276,154       100,000              4,338
Officer and Director                  1996           400,500     330,413        85,000              4,297

Thomas M. Coutts                      1998           260,750     144,044          ----                ---
Senior Vice President                 1997           253,750     119,821        45,000                ---
and General Manager                   1996           239,000     144,595        35,000                ---

Joseph C. Stokes, Jr. /(2)/           1998           234,500     143,936          ----              4,800
Senior Vice President and             1997           222,750     129,952        45,000              4,750
Chief Financial Officer,              1996           200,167     138,806        35,000              4,738
Secretary and Treasurer
and Director

John V. Cooper                        1998           200,250      87,995          ----              4,800
Vice President and                    1997           188,500      90,384        25,000              4,750
General Manager                       1996           174,000      99,050        22,000              4,750

Brian D. Graves                       1998           198,000      88,663          ----              4,800
Vice President and                    1997           186,000      93,193        20,000              4,750
General Manager                       1996           175,000      95,288        20,000              4,750

--------------------------------------------------------------------------------
/(1)/ All Other Compensation represents the Company's contributions under an Extra Savings Plan ("ESP") for the account of each executive officer. The Company matches one-half of the first 6% of eligible contributions made by each participant in the ESP up to the maximum elective deferral. Mr. Coutts does not participate in the ESP.

/(2)/ Mr. Stokes resigned as an officer of the Company effective March 31, 1999.

          During the period January 1, 1998, through December 31, 1998, no stock option grants were awarded to any of the executive officers named in the Summary Compensation Table.

  The following table provides information on option exercises in fiscal year 1998 by the named executive officers and the value of such officers' unexercised options at December 31, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                              Number                  Number of Securities
                                of                   Underlying Unexercised                     Value of Unexercised
                              Shares                         Options                            In-the-Money Options
                             Acquired                  at Fiscal Year End                     at Fiscal Year End /(1)/
                                on        Value    --------------------------  -----------------------------------------------------
        Name                 Exercise   Realized   Exercisable  Unexercisable          Exercisable               Unexercisable
---------------------------  --------  ----------  -----------  -------------  ---------------------------  ------------------------
J. Stark Thompson, Ph.D.      427,003  $9,121,332          ---         94,999                          ---                  $690,784
Thomas M. Coutts               82,834   1,148,182          ---         41,666                          ---                   295,816
Joseph C. Stokes, Jr.          81,825   1,275,120          ---         41,666                          ---                   295,816
John V. Cooper                 73,006   1,449,634          ---         23,999                          ---                   176,159
Brian D. Graves                98,753   1,780,484          ---         19,999                          ---                   152,023

/(1)/ Calculated on the difference between the stock option exercise price and
the closing price of a share of       the Company's Common Stock on the Nasdaq
National Market on December 31, 1998 ($38.875).


Pension and Retirement Benefits

          The Company has a pension plan for certain groups of employees. The Company makes an annual contribution to the plan which is actuarially determined. Such contribution cannot be appropriately allocated to individual participants and, accordingly, is not included in the Summary Compensation Table. The Company's contribution to the pension plan for 1998 will be $295,110, which represents 1% of eligible compensation. Employees within the eligible group may participate in the plan after completing one year of service and attaining age 21. Participating employees become fully vested in the plan after five years of service. Normal retirement age is 65, and actuarially reduced benefits are available to participants who are age 55 and have ten years of service.

          In general, the participant accrues an annual retirement benefit equal to 1% of the participant's final five-year average compensation (plus an additional .5% above Social Security covered compensation) times the number of years of service credited after October 31, 1975. Eligible compensation is defined as salary, hourly wages, bonus and commissions. Eligible compensation for the executive officers named in the Summary Compensation Table does not differ by more than 10 percent from the summary compensation set forth in such table.

          The Company has a supplemental retirement plan ("SRP") intended to provide retirement benefits, supplementing those provided under other plans, to certain officers and key employees. Upon retirement at the age of 65, participants are entitled to receive an annual benefit equal to 55% of their average annual compensation (salary and bonus) based on the highest 60 consecutive months of a participant's last 120 months as a participant in the SRP, less all other retirement benefits received (including Social Security benefits, other Company retirement benefits and plans of other employers). The SRP currently has 11 participants, including Dr. Thompson, Messrs. Coutts, Cooper and Graves. Mr. Stokes was a participant in the Dexter SRP. Unless otherwise stipulated by the Board of Directors, such annual benefits will be reduced ratably for employment of less than, and will not be increased for employment of more than, 20 years of service with the Company.

          The following table illustrates the estimated annual benefit (prior to an offset for other retirement benefits received) which participants are entitled to receive under the supplemental retirement plan, on a straight life annuity basis assuming retirement at age 65 in the indicated compensation classification with certain years of service. If the annual retirement benefits payable to a participant under other Company-related plans and plans of other employers (plus his or her primary Social Security benefit) exceed the annual retirement benefit shown in the table, the participant will instead receive the benefits payable under those other plans.

                              PENSION PLAN TABLE

                                   ----------------------------
  Average                                YEARS OF SERVICE
   Final                           ----------------------------
Compensation   15 Years  20 Years  25 Years  30 Years  35 Years
------------   --------  --------  --------  --------  --------
$200,000         82,500   110,000   110,000   110,000   110,000
 300,000        123,750   165,000   165,000   165,000   165,000
 400,000        165,000   220,000   220,000   220,000   220,000
 500,000        206,250   275,000   275,000   275,000   275,000
 600,000        247,500   330,000   330,000   330,000   330,000
 700,000        288,750   385,000   385,000   385,000   385,000

          The number of credited years of service as of December 31, 1998, for the executive officers named in the Summary Compensation Table was ten for J. Stark Thompson, 18 for Joseph C. Stokes, Jr., seven for John V. Cooper and 17 for Brian D. Graves. Thomas M. Coutts does not participate in the pension plan.

          Mr. Coutts participates in a pension plan sponsored by the Company in the United Kingdom. In general, a participant in the plan accrues an annual benefit of one-sixtieth of his final pensionable salary multiplied by the number of years of credited service up to a maximum of 40 years. Final pensionable salary is the average base salary in the three consecutive years out of the last thirteen which would produce the highest retirement benefit. Eligible compensation is defined as base salary. An employee is eligible to participate in the plan upon attainment of age 20 and the completion of one year of service. A participant becomes fully vested immediately upon entry into the plan. Normal retirement is age 60 and early retirement is permitted after age 50 at actuarially reduced benefits. As of December 31, 1998, the number of credited years of service for Mr. Coutts was 25. The estimated benefit payable as of December 31, 1998, to Mr. Coutts at normal retirement at age 61 was (Pounds)92,524 (equivalent to approximately $153,850) based on the maximum number of years of service allowable.

Agreements with Executive Officers

          The Company or, in the case of Thomas M. Coutts, the Company and a subsidiary of the Company, has entered into agreements, effective as of February 13, 1997, with certain of its executive officers, including the executive officers named in the Summary Compensation Table, which provide certain severance benefits for them in the event of a termination of their employment following a Change of Control (as defined in the agreements), in order to encourage such executives, in the event of a Change of Control of the Company, to continue to perform their duties in the best interests of the Company and its stockholders. In most instances these agreements replace and supersede prior agreements between the Company and the executive officers entered into between June 23, 1989, and July 16, 1996.

          Each agreement provides that, if, within two years following a Change of Control the Company terminates the employment of the executive other than for death, disability or Cause (as defined in the agreements, including repeated, willful and deliberate violations by the executive of his obligations under the agreement or the commission by the executive of an intentional act of fraud, embezzlement, theft or misappropriation of confidential information), or the executive voluntarily terminates his employment for Good Reason (as defined in the agreements, including a diminution in the executive's position, authority, duties or responsibilities or a change in the executive's job location of more than fifty miles or any purported termination in violation of the agreement or the failure of any successor to comply with the agreement), the executive will receive his base salary and bonus through the date of termination plus specified severance benefits. Generally, these severance benefits include, but are not limited to, (i) a specified multiple (two times in the case of Dr. Thompson, Mr. Coutts and Mr. Stokes, executive officers named in the Summary Compensation Table, and one and one-half times for all other executive officers) of an executive's annual base salary plus the higher of his or her target bonuses for the year in which the termination occurs or the average annual bonus for the prior three years, and (ii) retirement benefits and health insurance and other benefits for the remainder of the term of the agreement. In addition, the executive would be entitled to immediate acceleration of the exercisability of his or her stock options and accelerated vesting under certain other benefit plans of the Company.

          For purposes of the agreements, a "Change of Control" of the Company generally means (i) an acquisition or series of acquisitions, other than from the Company, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company's then outstanding Common Stock (the "Outstanding Company Common Stock") or voting securities (the "Outstanding Company Voting Securities"), provided, however, that any acquisition by the Company, Dexter or any of their subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company, Dexter or any of their subsidiaries, or any transaction or series of transactions that results in any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) having beneficial ownership of more than 20% of the Outstanding Company Common Stock, but less than the percentage of the Outstanding Company Common Stock then beneficially owned by Dexter, and certain other acquisitions specified in the agreements, shall not constitute a Change of Control, (ii) certain changes in the composition of a majority of the Company's board of directors from such composition on December 1, 1996 (the "Incumbent Board"), except changes approved by a majority of directors comprising the Incumbent Board, including a majority of the members of the Incumbent Board who are not Dexter-related Directors (as defined in the agreements), (iii) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation of the Company, and, in each case, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities that beneficially owned the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not beneficially own more than 60% of, respectively, the then outstanding shares of common stock and voting stock of the corporation resulting from such reorganization, merger or consolidation; and (iv) so long as Dexter owns 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, any of the following events shall occur (a) the acquisition, other than from Dexter, of beneficial ownership of 20% or more of Dexter's then outstanding common stock (the "Dexter Outstanding Common Stock") or voting securities (the "Dexter Outstanding Voting Securities"), provided that any acquisition by the Company, Dexter or any of their subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company, Dexter or any of their subsidiaries, or any acquisition of Dexter by a corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of such corporation's common stock and voting power are beneficially owned by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Dexter Common Stock and Outstanding Dexter Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Dexter Common Stock and Outstanding Dexter Voting Securities, as the case may be, shall not constitute a Change of Control, (b) certain changes in the composition of more than a majority of the board of directors of Dexter from the composition on December 1, 1996, except changes approved by a majority of the incumbent board of directors of Dexter, or (c) approval by the stockholders of Dexter of a complete liquidation or dissolution of Dexter, or the sale or other disposition of all or substantially all of the assets of Dexter, or of a reorganization, merger or consolidation of Dexter, and, in each case, following such reorganization, merger or consolidation the individuals and entities that beneficially owned the Outstanding Dexter Common Stock and Outstanding Dexter Voting Securities prior to such reorganization, merger or consolidation do not beneficially own more than 60% of the then outstanding shares of common stock and voting stock of the resulting corporation.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the Compensation and Organization Committee and the Performance Graph which follows shall not be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates this information by reference .

          The Compensation and Organization Committee (the "Compensation Committee") of the Company is responsible for, among other things, establishing and administering the compensation policies applicable to executive officers. The Compensation Committee is currently composed of: K. Grahame Walker, chairman, Thomas H. Adams, Ph.D. and Kathleen Burdett.

Overall Policy

          The Company's executive compensation is designed to be closely linked to long-term corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price over time. The overall objectives of this strategy are to attract and retain executive talent of the highest quality, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based compensation and to provide a compensation package that recognizes individual contributions as well as overall business results.

          The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the compensation of the most highly compensated executives, including the individuals named in the Summary Compensation Table, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This practice is designed to ensure consistency throughout the executive compensation program. The key elements of the Company's executive compensation program consist of base salary, cash bonuses and stock options. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Dr. Thompson, are discussed below.

Base Salary

          Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Committee engaged Frederick W. Cook & Co., executive compensation consultants, to update its executive compensation study.

          It has been the Company's policy to target base salaries between the 50th and 75th percentiles for base pay of similar positions within the defined competitive group. Annual salary adjustments are determined by evaluating the performance of each executive officer taking into account new responsibilities as well as the individual's contribution to the Company's overall performance. Individual performance ratings take into account such factors as achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement.

Cash Bonus

          The Company's cash bonus accounts for a significant percentage of each executive officer's compensation. Executive officers participate in the Company's Incentive Compensation Plan ("ICP"), which is a pay-for-performance plan designed to compensate officers for performance that increases stockholder value. Approximately 800 employees of the Company are eligible to participate in the ICP. The ICP is approved by the Compensation Committee and is reviewed semi-annually.

          "Performance" is measured by assessing both the Company's performance and individual performance. The total amount of compensation to be distributed each year (the "Incentive Pool") is based on Company performance, as measured by specific measurements defined each year such as sales growth, return on investment and operating profitability, and threshold, target and maximum performance levels are established to reflect the Company's operations. Each participant's ICP payout is based upon his or her contribution to the Company's performance as well as the Company's overall financial results in the year. The individual performance ratings in the ICP may range from 0% to 125%. The Company performance-based factors considered in determining the ICP and the weight given to those factors in 1998 were as follows: earnings per share, 40%; working capital as a percent of net sales, 20%; and net sales, 40%. These factors are weighted annually to reflect the assessment of those issues that are in need of emphasis in accordance with the Company's strategic plan. Once the Incentive Pool is determined, the Compensation Committee reviews each executive officer's potential share of the Incentive Pool based on his or her contribution to the Company's business results, which is a subjective determination. The Compensation Committee considers a number of factors in determining an executive officer's contribution to the Company's business results, including the level of the executive's job responsibilities, the executive's past performance and the achievement of individual performance objectives. Individual performance objectives are set at the beginning of each year by the Compensation Committee and the Chief Executive Officer for the Chief Executive Officer and by the Chief Executive Officer and each other executive officer for that executive officer. An executive's individual performance measures take into account such factors as the attainment of specific individual objectives, leadership and management skills and civic involvement. No specific weight is assigned to any particular factor. Bonuses are paid semi-annually, although the amounts paid under the ICP are based on and adjusted for the Company's annual results.

Stock Options

          The third component of each executive officer's compensation is the Company's stock option and long-term incentive compensation plans pursuant to which the Company has granted to executive officers and other key employees options to purchase shares of its Common Stock. The Board of Directors of the Company believes that these plans are an important factor in attracting, retaining and motivating its officers and key employees. The objective of the Company's stock option and long-term incentive compensation plans is to advance the long-term interests of the Company and its stockholders and complement incentives tied to annual performance. Stock option grants provide rewards to executives upon the creation of incremental stockholder value. No stock options were granted to the executive officers of the Company in 1998 due to the proposal by Dexter to acquire all the shares of Common Stock of the Company not already owned by Dexter.

Compensation to Chief Executive Officer

          In 1998, J. Stark Thompson, Ph.D., Chief Executive Officer of the Company, received a base salary of $459,250, an increase of 5.9% over his 1997 base salary. In addition, 5.4% of the Company's Incentive Pool, or $281,918, was paid to Dr. Thompson as a bonus in 1998, compared with 5.4% of the Incentive Pool, or $276,154 in 1997. It is our view that total cash compensation paid to Dr. Thompson in 1998 is consistent with the Compensation Committee's compensation philosophy.

Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code of 1986 limits the amount of compensation a corporation may deduct as a business expense paid to its Chief Executive Officer and its four other most highly compensated officers to $1,000,000 in any year, except to the extent that such compensation qualifies as "performance based" compensation. Although the Compensation Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to
any particular award will qualify as "performance based" compensation.    Those
portions of the executives' compensation that are not "performance based" and that exceed the cap will not be tax deductible by the Company.

Conclusion

          The Compensation Committee believes that linking executive compensation to individual and Company performance results in better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation paid to its executives during 1998, including the Chief Executive Officer, reflects the Company's compensation goals and policy.

Compensation & Organization Committee
K. Grahame Walker, Chairman
Thomas H. Adams
Kathleen Burdett

                               PERFORMANCE GRAPH

Note: The total stockholder return (i.e., changes in share price plus reinvested dividends) shown on the performance graph below is not necessarily indicative of the future returns on the Company's Common Stock.

            Comparison of Five-Year Cumulative Total Return Among
                           Life Technologies, Inc.,
                  The Nasdaq Stock Market (U.S. & Foreign),
               Nasdaq Pharmaceutical Stocks and the Russell 2000
             (Assuming an investment of $100 on December 31, 1993)

LEGEND
SYMBOL            INDEX DESCRIPTION                         1993    1994    1995    1996     1997     1998
-----------------------------------------------------------------------------------------------------------
 *                Life Technologies, Inc.                   100.0   106.6   150.2   208.2    278.5    327.5
 *                Nasdaq Stock Market (U.S and Foreign)     100.0    97.0   136.2   166.8    203.7    282.0
 *                Nasdaq Pharmaceutical Stocks              100.0    75.3   136.0   138.5    143.0    182.8
 *                Russell 2000                              100.0    98.2   126.1   146.9    179.7    175.2

Compensation Committee Interlocks and Insider Participation

          During 1998 K. Grahame Walker, chairman, Thomas H. Adams, Kathleen Burdett, and Frank E. Samuel, Jr. served as members of the Company's Compensation and Organization Committee. Mr. Samuel ceased to be a member of the Company's Compensation and Organization Committee upon his resignation from the Company's Board of Directors, effective November 3, 1998. No member of the Compensation and Organization Committee was during the 1998 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company served on the board of directors or compensation committee of another entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Organization Committee.

Compensation of Directors

          In 1998, each non-employee director of the Company (except Mr. Walker, Mr. Beatt and Ms. Burdett) received a $10,000 retainer fee which was paid quarterly, an additional fee of $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended (with the chairman of each committee receiving $2,000). Effective January 1, 1999, the annual retainer payable to directors was increased to $20,000. Pursuant to the terms of the Company's Non-Employee Directors' Annual Retainer Plan, each non-employee director (except Mr. Walker, Mr. Beatt and Ms. Burdett who elected not to participate in the Plan) received a grant of 150 shares of Common Stock on April 1, 1998 and October 1, 1998. Pursuant to the terms of the Company's 1996 Non-Employee Directors' Stock Option Plan, each non-employee director (except Mr. Walker, Mr. Beatt and Ms. Burdett who elected not to participate in the Plan) was granted an option to purchase 6,750 shares of Common Stock on October 1, 1998, at a per share price of $33.25 (the fair market value on that date). The grant becomes exercisable in three equal installments on the first, second and third anniversary of the date of the grant, subject to acceleration in the event of a Change of Control (as defined in the Plan). The options may be exercised by payment in cash, check or shares of Common Stock. Also in accordance with the terms of the Plan, Dr. Whitesides was granted an option to purchase 6,750 shares of Common Stock on his election to the Board (April 14, 1998) at a per share price of $38.1875 (the fair market value on that date) and Mr. Kelly was granted an option to purchase 6,750 shares of Common Stock upon his appointment to the Board (August 1, 1998) at a per share price of $38.2813 (the fair market value on that date). Effective February 1, 1999, the Non-Employee Directors' Annual Retainer Plan and the 1996 Non-Employee Directors' Stock Option Plan were terminated by the Company's Board of Directors.

          Dr. Adams also received $75,000 plus reimbursement of expenses for his services as chairman of the special committee of independent directors formed to evaluate Dexter's July 7, 1998 proposal to acquire all the shares of Common Stock of the Company not owned by Dexter at a price of $37.00 per share in cash.

Certain Relationships and Related Transactions

          In 1998 the Company received the benefit of certain services performed by Dexter corporate personnel, primarily internal audit services, for which the Company paid Dexter $25,000. Dexter also purchased principally all insurance for the Company for which the Company was charged its pro rata share of the cost of such insurance. Mr. Walker is a director of the Company and Dexter; he is also chairman and chief executive officer of Dexter. Mr. Beatt is a director of the Company; he is also vice president, general counsel and secretary of Dexter.
Ms. Burdett is a director of the Company; she is also vice president and chief financial officer of Dexter. Mr. Kelly and Dr. Whitesides are directors of Dexter.

            PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF AUDITORS

          The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to audit the accounts of the Company for fiscal year 1999, and it is proposed that the selection of such firm be ratified by the stockholders at the Annual Meeting. In the event that such selection is not so ratified, it will be reconsidered by the Audit Committee and the Board.

          A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

          PricewaterhouseCoopers LLP audited the accounts of the Company and certain employee benefit plans for fiscal year 1998. In connection with its audit function, PricewaterhouseCoopers LLP reviewed the Company's 1998 quarterly and annual reports to its stockholders and certain filings with the SEC. In addition, during fiscal year 1998, PricewaterhouseCoopers LLP provided other professional services to the Company.

          The Audit Committee approves in advance the nature of professional services for which the Company may retain the firm of PricewaterhouseCoopers LLP, considers the possible effect of such retention on the independence of such firm, and determines whether the services provided were within the scope of such approval.

Vote Required

          The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for adoption of this proposal. Accordingly, an abstention or broker non-vote has the same legal effect as a vote "against" the proposal.

          THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF AUDITORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

          All stockholder proposals that are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 8, 1999, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the meeting. Any stockholder who intends to present a proposal at the Company's 2000 Annual Meeting of Stockholders without requesting the Company to include such proposal in the Company's proxy statement must notify the Company not later than February 21, 2000, of his, her or its intention to present the proposal. Otherwise, the Company may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred on the Company by proxies to be solicited by the Board of Directors of the Company and delivered to the Company in connection with the meeting.

                                OTHER BUSINESS

          The Board of Directors knows of no other business to be acted upon at the Annual Meeting. If, however, any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

          The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                      By Order of the Board of Directors,


                                 C. Eric Winzer
                              Assistant Secretary


Dated:  April 6, 1999


A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND WILL BE SENT WITHOUT THE ACCOMPANYING EXHIBITS WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

          LIFE TECHNOLOGIES, INC.
          ATTN:  CORPORATE SECRETARY
          9800 MEDICAL CENTER DRIVE
          ROCKVILLE, MARYLAND 20850

              PROXY                                 PROXY
                            Life Technologies, Inc.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON MAY 4, 1999
  Joseph C. Stokes, Jr. and J. Stark Thompson, and each of them acting without the other, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote as designated below, all shares of Common Stock of Life Technologies, Inc. (the "Company") held of record by the undersigned on March 12, 1999, at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Tuesday, May 4, 1999, at The New York Palace Hotel, 455 Madison Avenue, New York, New York, or at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.




UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH IN THE PROXY STATEMENT.

                  This proxy is continued on the reverse side
              Please sign on the reverse side and return promptly

1. ELECTION OF DIRECTORS                 2. RATIFICATION OF THE
  Nominees: Thomas H. Adams,                APPOINTMENT OF
Ph.D., R. Barry Gettins, Ph.D.              PRICEWATERHOUSECOOPERS LLP AS
and Joseph C. Stokes, Jr. for               INDEPENDENT AUDITORS OF THE
three-year terms.                           COMPANY FOR FISCAL YEAR 1999


[_For]all listed nominees (except               For     Against   Abstain
  for nominee(s) whose name(s)                   [_]      [_]       [_]
  appear(s) below):

----------------------------------       Discretionary authority is hereby
----------------------------------       granted with respect to such
----------------------------------       other matters as may properly
                                         come before the Annual Meeting.

[_]Withhold]Authority to vote for
   the listed nominees.

                                         Date: ______________________, 1999
                                         ______________________________________
                                                       Signature
                                         ______________________________________
                                              Signature (if held jointly)
                                         Important: Each joint owner shall
                                         sign.
                                         Executors, administrators, trustees,
                                         etc. should give full title.
                                         The above-signed acknowledges receipt
                                         of the Notice of Annual Meeting of
                                         Stockholders and the Proxy Statement
                                         furnished therewith.

            PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                   IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.